INTERIM SUB-INVESTMENT ADVISORY AGREEMENT

SMITH BARNEY INCOME FUNDS
(Smith Barney Premium Total Return Fund)

April 23, 1999

Salomon Brothers Asset Management, Inc.
Seven World Trade Center
New York, New York 10048


Dear Sirs:

	Smith Barney Income Funds, a trust organized under the laws of the of the Commonwealth of Massachusetts (the
"Trust"), and SSBC Fund Management Inc. (the "Adviser") each confirms its agreement with Salomon Brothers Asset
Management, Inc. (the "Interim Sub-Adviser ") as follows:

1.	Investment Description; Appointment

	The Trust desires to employ its capital relating to Smith Barney Premium Total Return Fund ("the Fund") by investing and reinvesting in investments of the kind and in accordance with the investment objective(s), policies and limitations specified in its Master Trust Agreement, as amended from time to time (the "Master Trust Agreement"), in the Prospectus (the "Prospectus") and the Statement of Additional Information (the "Statement") filed with the
Securities and Exchange Commission as part of the Trust's
Registration Statement on Form N-1A, as amended from time to time, and in the manner and to the extent as may from time to time be approved by the Board of Trustees of the Trust (the "Board"). Copies of the Prospectus, the
Statement and the Master Trust Agreement have been or will be submitted to the Interim Sub-Adviser. The Trust agrees to provide copies of all amendments to the Prospectus, the Statement and the Master Trust Agreement to the Interim
Sub-Adviser on an on-going basis. The Trust employs the Adviser as the investment adviser to the Fund, and the Trust and the Adviser desire to employ and hereby appoint the Interim Sub-Adviser to act as the sub-investment adviser to the Fund for a period of 120 days to commence on April 26, 1999. The Interim Advisor accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.	Services as Interim Sub-Investment Adviser

	Subject to the supervision, direction and approval of the Board of the Trust and the Adviser, the Interim
Sub-Adviser will: (a) manage the Fund's portfolio in accordance with the Fund's investment objective(s) and policies as stated in the Master Trust Agreement, the Prospectus and the Statement; (b) make investment decisions for the Fund; (c) place purchase and sale orders for portfolio transactions for the Fund; and (d) employ professional portfolio managers and securities analysts who provide research services to the Fund. In providing those services, the Interim Sub-Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.


3.	Brokerage

	In selecting brokers or dealers to execute transactions on behalf of the Fund, the Interim Sub-Adviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Interim Sub-Adviser will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Interim Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities
Exchange Act of 1934) provided to the Fund and/or other accounts over which the Interim Sub-Adviser or its affiliates exercise investment discretion.

4.	Information Provided to the Trust

	The Interim Sub-Adviser will keep the Adviser and the Trust informed of developments materially affecting the Fund and will, on its own initiative, furnish the Adviser and the Trust from time to time with whatever information Interim Sub-Adviser believes is appropriate for this purpose.

5.	Standard of Care

	The Interim Sub-Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2 and 3 above. The Interim Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund and the Adviser in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Interim Sub-Adviser against any liability to the Adviser, the Trust or the shareholders of the Fund to which the Interim Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Interim Sub-Adviser's reckless disregard of its obligations and duties under this Agreement.

6.	Compensation

	In consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Interim Sub-
Adviser on the first business day of each month a fee for the previous month at an annual rate of 0.15% of 1.00% of the Fund's average daily net assets such payments to commence on June 14, 1999. The fee for the period from June 14, 1999, to the end of that month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Interim Sub-Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement.

7.	Expenses

	The Interim Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees paid to the Advisor, administration fees; fees for necessary professional services and brokerage services; fees for any pricing service; the costs of regulatory compliance; and costs associated with maintaining the Trust's legal existence and shareholder relations.

8.	Services to Other Companies or Accounts

	The Trust understands that the Interim Sub-Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as investment adviser to other investment companies, and the Trust has no objection to the Interim Sub-Adviser's so acting, provided that whenever the Fund and one or more other investment companies advised by the Interim Sub-
Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each trust. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Trust understands that the persons employed by the Interim Sub-
Adviser to assist in the performance of the Interim Sub-
Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Interim Sub-Adviser or any affiliate of the Interim
Sub-Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9.	Term of Agreement

	This Interim Agreement shall become effective as of April 26, 1999 (the " Effective Date") and continue for a period of 120 days or upon the approval of the interim sub-advisor as the sub-advisor by a vote of a "majority" (as that term is defined in the Investment Trust Act of 1940, as amended (the "1940 Act") of the Fund's outstanding voting securities. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of the Trust or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by the Interim
Sub-Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

10.	Representation by the Trust

	The Trust represents that a copy of the Master Trust
Agreement is on file with the Secretary of the Commonwealth of Massachusetts and with the Boston City Clerk.


11.	Limitation of Liability

	The Trust the Adviser and the Interim Sub-Adviser agree that the obligations of the Trust under this Agreement shall not be binding upon any of the members of the Board, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Fund and not upon the assets and property of any other portfolio of theTrust. The execution and delivery of this Agreement have been authorized by the Board and signed by an authorized officer of the Trust, acting as such, and neither such authorization by the such members of the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund as provided in the Master Trust Agreement.

	If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

						Very truly yours,


						SMITH BARNEY INCOME
FUNDS
						on behalf of its
						 Smith Barney Premium
Total Return Fund


						By:
_______________________________
						Name:  Heath B.
McLendon
						Title:  Chairman of
the Board


						SSBC Fund Management
Inc.


						By:
_______________________________
						Name:  Heath B.
McLendon
						Title:  Chairman of
the Board



Accepted:

Salomon Brothers Asset Management, Inc.


By:  ___________________________________

Name:
Title:

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